Exhibit No. 99


              Exhibit 99 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998

Cautionary Statements Regarding "Safe Harbor" Provisions of the Private
                Securities Litigation Reform Act of 1995


The Company may from time to time make written or verbal forward-looking statements. Forward-looking statements may appear in periodic reports filed with the Securities and Exchange Commission (including the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q), in press releases, in the Company's Annual Report to Shareholders and other reports to shareholders, and in other communications made by the Company. These forward-looking statements can be identified by their use of words such as "anticipates," "expects," "plans," "could," "will," " believes," "estimates," "forecasts," "projects" and other words of similar meaning. These forward-looking statements address various matters including the Company's results of operations, Euro Currency, competition, liquidity, financial condition and capital resources, Year 2000, market position and product development. These forward-looking statements are based on current expectations. The Company undertakes no obligation to update any forward-looking statements, but investors are advised to consult any further disclosures by the Company on these forward-looking statements in its subsequent filings pursuant to the Securities Exchange Act of 1934. As permitted by the Private Securities Litigation Reform Act of 1995, the Company is hereby filing the following cautionary statements identifying important factors which, among others, could cause the Company's actual results to differ materially from expected and historical results:

    The Company's Year 2000 remediation efforts are based on numerous expectations which are subject to uncertainties. Certain risk factors which could have a material adverse effect on the Company's results of operations include but are not limited to: failure to identify critical systems which will experience failures, errors in the remediation efforts, unexpected failures by key business partners, inability to obtain new replacements for non-compliant systems or equipment, failures by governmental agencies causing delays in approval of new products or sales of approved products, general economic downturn relating to Year 2000 failures in the U.S. and in other countries, failures in global banking systems and capital markets, or extended failures by public and private utility companies or common carriers supplying services to the Company.

    Competitive implications on the Company's pricing and marketing strategies due to the conversion to the Euro.

    Competitive factors including managed care groups, institutions and government agencies seeking price discounts; technological advances attained by competitors; patents granted to competitors; potential generic competition for PREMARIN and for other health care and agricultural products as such products mature. In the U.S., among other developments, consolidation among managed care organizations may increase price pressure and may result in managed care organizations having greater influence over prescription decisions through formulary decisions and other policies.

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    Government laws and regulations affecting U.S. and international operations, including trade, monetary and fiscal policies, taxes (including the Section 936 income tax credit), price controls, changes in governments and legal systems, as well as actions affecting approvals of products and licensing. Uncertainties of the FDA approval process and the regulatory approval processes of other non-U.S. countries, including, without limitation, delays in approval of new products.

    Governmental factors including laws, regulations and judicial decisions at the state and federal level related to Medicare, Medicaid and health care reform; and laws and regulations affecting international pricing and pharmaceutical reimbursement.

    Inherent uncertainty of pharmaceutical research, difficulties or delays in product development and commercialization including, but not limited to, the inability to identify viable new chemical compounds, successfully complete clinical trials, and gain and maintain market acceptance of approved products. Difficulties or delays in product development can also affect the Company's other businesses. New product candidates that appear promising in development may fail to reach market for numerous reasons. They may be found to be ineffective or to have harmful side effects in clinical or pre-clinical testing.

    Unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

    Growth in costs and expenses, including changes in product mix, and the impact of any acquisitions or divestitures, restructuring and other unusual items that could result from evolving business strategies, evaluation of asset realization, and changing organizational structures.

    Product liability litigation related to the Company's health care and other products including, without limitation, litigation associated with the Company's antiobesity products, PONDIMIN and REDUX. Other legal factors include, without limitation, antitrust litigation, environmental concerns and patent disputes with competitors, any of which could preclude commercialization of products or negatively affect the profitability of existing products.

    Changes in accounting standards promulgated by the Financial
    Accounting Standards Board, the Securities and Exchange Commission, and the American Institute of Certified Public Accountants which are adverse to the Company.

    Continued consolidation in the health care and agrochemical industries could affect the Company's competitive position.

    Changing business conditions including inflation and fluctuations in interest rates and foreign currency exchange rates.

    Factors such as changes in business strategies and the impact of restructurings, impairments in asset carrying values and business combinations.